Exhibit 99.B(p)(47)

Income Research & Management

Code of Ethics and Insider Trading Policy

Income Research & Management’s (“IR&M”) procedures relating to its Code of Ethics and Insider Trading Policy consists of (1) the statement of policy, (2) identification of the person(s) responsible for implementing this policy, and (3) the procedures adopted by IR&M to implement the policy.

1.                                      Statement of Policy

Rule 204A-1 under the Advisers Act (“Rule 204A-1”) requires a registered investment adviser to establish, maintain and enforce a written code of ethics.  In addition, Section 204A of the Advisers Act requires a registered investment adviser to have written policies and procedures reasonably designed to prevent the misuse by the registered investment adviser and its associated persons of nonpublic information, in violation of the Advisers Act and other securities rules and regulations. As a registered investment adviser with the Securities and Exchange Commission (“SEC”), IR&M is subject to the requirements of the Advisers Act, and the rules promulgated there under.  As a fiduciary, IR&M is committed to fostering an environment where all employees are aware of their responsibilities and obligations, whether imposed by regulation or by IR&M’s internal guidelines, act with integrity and in an honest and open manner, and at all times act in the best interests of IR&M’s clients.

As such, and in accordance with Rule 204A-1, IR&M has adopted a Code of Ethics and Insider Trading Policy and Procedures that it believes is reasonably designed to detect and prevent violations of both the rules of regulatory bodies to which IR&M is subject and internal guidelines established by IR&M. All employees of IR&M are subject to this Code and Ethics and Insider Trading Policy and Procedures.

2.                                      Who is Responsible For Implementing this Policy?

The Chief Compliance Officer (“CCO”) is responsible for the overall implementation and monitoring of this policy. The CCO can delegate any of his or her responsibilities under this policy to another person (the “Delegate”).

3.                                      Procedures to Implement this Policy

The key elements of the procedures for implementing the Ethics Policy are summarized below:

Applicability and Scope of the Code

The Code applies in the same manner to all employees of IR&M, thus all employees are considered Access Persons (as that term is defined in Rule 204A-1).  As such, IR&M firmly believes that it is the responsibility of all employees to become familiar with and thoroughly comply with the terms of the Code. Every employee must review and acknowledge that they have read and understand the terms of the Code initially upon employment and annually thereafter. Every employee who becomes aware of any violations of IR&M’s Code, either by themselves or by any other person, should immediately notify the CCO, or Delegate.  Such notifications will be treated confidentially upon the request of the employee.  All employees should be aware that they may risk serious sanctions if they violate the terms of the Code.

Income Research & Management

Code of Ethics and Insider Trading Policy

Administration of the Code

In administering these procedures IR&M shall:

•                  Provide a copy of the Code, and all amendments, to all employees.

•                  Maintain a list of all access persons subject to IR&M’s Code.

•                  Ensure that each supervised person submits an Acknowledgment of the Code indicating his or her understanding of specific policies and procedures initially and annually.

•                  Ensure that each access person submits an initial holdings report within 10 days of being hired which contains information that is current within 45 days of hire, and on an annual basis, a holdings report which contains information which is current within 45 days prior to the date the report was submitted (each, a “Holdings Reports”).

•                  Ensure that each access person submits a transaction report no later than 30 days after the end of each calendar quarter which covers all reportable transactions during the quarter.

•                  Review employee Holdings Reports and quarterly transaction reports and document any discrepancies.

•                  Communicate with all employees to ensure they have a thorough understanding of the Code and their responsibilities and obligations there under. This may include distributing materials to employees or holding departmental and full company employee meetings as appropriate, and being available to respond to questions by employees as to the content of the Code.

•                  Monitor key changes in personnel, or any material change that requires updating the Code when appropriate.

•                  Update the Code when appropriate on account of any regulatory change.

•                  Develop guidelines for imposing sanctions for violations of material aspects of the Code, including, but not limited to, warnings, fines, disgorgement of profits, suspension or termination.

•                  Report to senior management any material violations of the Code or any habitual non-materials breaches by any employee.

Maintaining Records

IR&M will create and maintain appropriate records concerning the implementation and administration of this policy and will preserve such records for the appropriate period.